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                                                                     Exhibit 8.a

                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 408-5100


                                             January 15, 2004


Conexant Systems, Inc.                         Concentric Sub, Inc.
4000 MacArthur Boulevard                       4000 MacArthur Boulevard
Newport Beach, California  92660               Newport Beach, California  92660


Ladies and Gentlemen:

              We have acted as counsel to Conexant Systems, Inc., a Delaware corporation ("Conexant"), and Concentric Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Conexant ("Concentric"), in connection with the proposed Merger, as such term is defined and described in the Agreement and Plan of Reorganization, dated as of November 3, 2003 (the "Merger Agreement"), by and among Conexant, Concentric and GlobespanVirata, Inc., a Delaware corporation ("GlobespanVirata"). In connection therewith, Conexant has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") (i) on December 15, 2003 a Registration Statement on Form S-4 (Registration No. 333-111179) and (ii) on the date hereof Amendment No. 1 to such Registration Statement on Form S-4 (such Registration Statement, as amended by such Amendment No. 1, the "Registration Statement"). The Registration Statement includes a joint proxy statement/prospectus (the "joint proxy statement/prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.
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Conexant Systems, Inc.                   -2-                   January 15, 2004
Concentric Sub, Inc.

              In connection with this opinion, we have examined the Merger Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations and covenants made by GlobespanVirata, Conexant and Concentric, and the facts, representations, assumptions and other information stated in the joint proxy statement/prospectus, and such other documents as we have deemed appropriate, and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge, belief, materiality or substantiality. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts, representations and covenants concerning the Merger that have come to our attention during our engagement, and (ii) that the Merger will be consummated in accordance with the Merger Agreement and as described in the joint proxy statement/prospectus (and that no transaction or condition stated therein and material to this opinion will be waived by any party). Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, validity and completeness of the items described above on which we are relying.

              Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that in our opinion the statements set forth in the joint proxy
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Conexant Systems, Inc.                   -3-                   January 15, 2004
Concentric Sub, Inc.

statement/prospectus under the heading "The Merger -- Material U.S. Federal Income Tax Consequences" (the "Discussion") set forth the material U.S. federal income tax consequences of the Merger to Conexant, Concentric and Conexant's stockholders. We express no opinion as to whether the Discussion addresses all of the U.S. federal income tax consequences of the Merger. In addition, we express no opinion as to the U.S. federal, state, local, foreign or other tax consequences of the Merger to GlobespanVirata or its stockholders. No opinion is expressed on any matters other than those specifically addressed herein. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K of the rules and regulations of the Commission.

              In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements,
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Conexant Systems, Inc.                   -4-                   January 15, 2004
Concentric Sub, Inc.

representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue or incorrect. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events.

              This letter is furnished to you for use in connection with the Registration Statement and is solely for your benefit and the benefit of Conexant stockholders at the time of the Merger. It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This letter may not be relied upon or used by any entity or person other than you and Conexant stockholders at the time of the Merger. Our opinion is not intended to be, nor should it be construed to be, specific tax advice to any Conexant stockholder. Accordingly, each such stockholder is urged to consult with his or her own tax advisor as to the specific tax consequences to him or her of the Merger. In accordance with the requirements of Item 601(b)(23) of Regulation S-K of the rules and regulations of the Commission, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "The Merger --
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Conexant Systems, Inc.                   -5-                   January 15, 2004
Concentric Sub, Inc.

Material U.S. Federal Income Tax Consequences" in the joint proxy statement/prospectus. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                            Very truly yours,


                                            CHADBOURNE & PARKE LLP